Exhibit 23.01

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Global Technologies, Ltd. and subsidiaries

We consent to the incorporation by reference in the Registration Statements (Nos. 333-15767 and 333-49319) on Form S-8 and (Nos. 333-14013, 333-32772,
333-41096 and 333-47740) on Form S-3 of Global Technologies Ltd. and subsidiaries of our report dated September 27, 2000, except for Note 10 ( c ) paragraph 1, which is as of October 4, 2000, with respect to the consolidated balance sheet of Global Technologies Ltd. and subsidiaries as of June 30, 2000 and the related statements of operations, stockholders' equity and comprehensive income and cash flows for the year then ended, which report appears in the June 30, 2001, annual report on Form 10KSB of Global Technologies Ltd.


/s/ KPMG LLP
Phoenix, Arizona
December 13, 2001